KRAMER LEVIN NAFTALIS & FRANKEL LLP
                               919 THIRD AVENUE
                         NEW YORK, N.Y. 10022 - 3852

                                                        47, Avenue Hoche
                                                           75008 Paris
                                                             France



                                          [            ], 2001


Investec Funds
on behalf of Investec Asia New Economy Fund
1055 Washington Blvd, 3rd Floor
Stamford, CT 06901

         and

Investec Funds
on behalf of Investec Asia Small Cap Fund
1055 Washington Blvd, 3rd Floor
Stamford, CT 06901

Ladies and Gentlemen:

            This opinion is being furnished to you in connection with the reorganization (the "Reorganization") of Investec Asia New Economy Fund ("Transferor") into Investec Asia Small Cap Fund ("Transferee") pursuant to the Agreement and Plan of Reorganization and Liquidation (the "Reorganization Plan") dated as of [ ], 2001 between Investec Funds, a Delaware business trust ("Investec"), on behalf of Transferor and Investec on behalf of Transferee. Both Transferor and Transferee are segregated portfolios of assets of Investec.

            In the Reorganization, Transferor will transfer all of its assets to Transferee solely in exchange for voting stock of Transferee and the assumption by Transferee of the liabilities of Transferor.(1) Transferor will distribute the stock of Transferee received in the Reorganization pro rata to its shareholders in exchange for their Transferor stock in complete liquidation of Transferor.

            All capitalized terms used in this opinion and not defined herein have the respective meanings assigned to them in the Reorganization Plan and the Combined Proxy Statement and Prospectus included in the registration statement on Form N-14, Registration

---------------
(1) Pursuant to section 851(g)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), Transferor and Transferee are treated as separate corporations. Under Delaware law, ownership interests in Transferor and Transferee constitute shares of beneficial interest. Such interests are considered stock for federal income tax purposes and are referred to as "stock" or "shares" in this letter.

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No.[ ], as amended, filed with The Securities and Exchange Commission on [
            ], 2001 (the "Registration Statement").

            For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Reorganization Plan, (ii) the Registration Statement, and
(iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations, which we have neither investigated nor verified, made by Transferor, Transferee, and Investec Asset Management U.S. Limited, the investment adviser to Transferor and Transferee (the "Certified Representations"), including, inter alia, that:

      (a) there is no plan or intention by Transferee or any person related to Transferee (as defined in Treasury Regulationsss.1.368-1(e)(3)) to acquire or redeem any of the stock of Transferee issued in the Reorganization either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of Transferee's business as an open-end investment company, as required by section 22(e) of the Investment Company Act of 1940;

      (b) the fair market value of the Transferee stock received by each shareholder of Transferor will be approximately equal to the fair market value of the Transferor stock surrendered in the Reorganization;

      (c) each of Transferor and Transferee is qualified as a regulated investment company, as defined in section 851 of the Code; and

      (d) Transferee will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Transferor immediately prior to the Reorganization, calculated in accordance with the relevant provisions of Rev. Proc. 77-37, 1977-2 C.B. 568.

            We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers and trustees of Transferor and Transferee, as well as with other professionals engaged by them. We have assumed, with your consent, that all documents reviewed by us are originals or photocopies that faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true, correct, complete, and not breached, that no actions that are inconsistent with such representations and statements will be taken, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have further assumed that all representations made in the Certified Representations "to the best knowledge of" any person will be true, correct, and complete as if made without such qualification.

            In rendering the opinion set forth below, it has been necessary to consider whether Transferee will continue the historic business of Transferor. Since each of Transferor and Transferee (a) has an investment objective of long-term capital appreciation and (b) invests



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

primarily in equity securities of companies based in Asia, we have concluded for purposes of this opinion that Transferee and Transferor are currently in the same line of business and that Transferee will continue Transferor's historic business after the reorganization if Transferee continues its current business.

            Although it is not free from doubt, based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that, for federal income tax purposes, the Reorganization should constitute a reorganization within the meaning of section 368(a)(1) of the Code (a "tax-free reorganization"), and Transferor and Transferee should each be "a party to a reorganization" within the meaning of section 368(b) of the Code. Based on that opinion, the following tax consequences should result from the Reorganization:

      (a) No gain or loss should be recognized by Transferor on the transfer to Transferee of its assets in exchange solely for Transferee stock and Transferee's assumption of Transferor's liabilities or on the subsequent distribution of Transferee stock to the shareholders of Transferor in liquidation of Transferor;

      (b) No gain or loss should be recognized by Transferee on its receipt of Transferor's assets in exchange solely for Transferee stock and its assumption of Transferor's liabilities;

      (c) Transferee's adjusted tax basis in the assets acquired from Transferor should be equal to the basis thereof in Transferor's hands immediately before the Reorganization, and Transferee's holding period for the assets acquired from Transferor should include Transferor's holding period therefor;

      (d) A shareholder of Transferor should recognize no gain or loss on the exchange of Transferor stock solely for Transferee stock pursuant to the Reorganization; and

      (e) The aggregate tax basis of a Transferor shareholder in the Transferee stock received by it in the Reorganization should equal its aggregate tax basis in its Transferor stock surrendered in exchange therefor, and its holding period for the Transferee stock received in the Reorganization should include its holding period for the Transferor stock surrendered in exchange therefor, provided that it holds such Transferor stock as a capital asset at the Effective Time.

            However, it is possible that the Internal Revenue Service could take the position that the Reorganization does not constitute a tax-free reorganization and could prevail in the courts if it challenged the treatment of the Reorganization as a tax-free reorganization. In that case, the tax consequences of the Reorganization would differ from those described above.

            Our opinion, which is not binding on the Internal Revenue Service or the courts, is based upon existing statutory, regulatory, and administrative and judicial authority, any of which may be changed at any time with retroactive effect to the detriment of Transferee, Transferor, and/or their shareholders. We do not undertake to advise you as to any changes after the date of this opinion in the above-referenced authorities that may affect our opinion unless we are specifically requested to do so. As noted above, our opinion is based solely on the



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

documents that we have examined, the assumptions we have made, the additional information that we have obtained, and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents, such additional information, or any of our assumptions or the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically stated above, and we have not been asked to address, nor have we addressed, any other matters relating to the Reorganization, Transferee, Transferor, or any investment in or by Transferee or Transferor.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

            This opinion is intended for the exclusive use of Transferor and Transferee. This opinion may not be circulated or relied upon by any other person or entity or for any other purpose without our prior consent.

                                          Very truly yours,




                                          Kramer Levin Naftalis & Frankel LLP